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                                    EXHIBIT
                                   Item 16-4n
                              An Opinion of Counsel
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                              HAGGERTY & ASSOCIATES
                                     LAWYERS

                        Suite 100, 8325 Northwood Parkway
                              Minneapolis, MN 55427
                     Phone (612) 525-8565 FAX (612) 512-8451



December 21, 1998
Mr. Eric Gruen
Equitrade Securities Corporation
23736 Birtcher Drive
Lake Forest, CA 92630

Mr. Roman Gordon
PowerSource Corp.
3660 WilshireBlvd., Suite 1104
Los Angeles, CA 90010

RE: Response to NASD letter of December 17, 1998, item 1.

     Gentlemen:

     You have asked for an opinion as to the exemption relied upon for the issuance of shares of PowerSource Corp. on February 12, 1998 and on May 12, 1998.

     I have reviewed the Articles, By-Laws, and minutes of The Kensington Company, Inc. (Commission file #33-38119-C and now also known as Kensington Internationa1 Holding Corporation), and PowerSource, Corp., formerly known as American Gas Corporation. I have also reviewed the Securities Act of 1933, as amended, and the rules and regulations including the Division of Corporate Finance Securities & Exchange Commission Staff Legal Bulletin #4 dated September 16,1997. Based upon this information I render the following opinion as to the exemptions relied upon. In September 1992, the shareholders voted to acquire 100% of the equity of American Gas Corporation pursuant to 17 CFR 230.145 and IRC 368. From November, 1992, The Kensington Company, Inc., a fully reporting company under EDGAR, owned 100% of the shares of American Gas Corporation, a Nevada Corporation Pursuant to SEC Release Nos. 33-7391 & 33-7392 (Feb. 20,
1997) both 17 CFR 230.144 & 145 were amended to allow an exemption from registration, with no filing requirements, of the resale or transfer for any stock, winch had been held for more than two years from the date the securities were acquired from the issuer. Therefore, the transfer of any of Kensington's shares in Ameriean Gas Corporation subsequent to November, 1994 would be exempt from registration or filing requirements pursuant to Rule 145 or 144.

     The other concern of the NASD is that approximately 80,00O shares American Gas Corporation/ PowerSource Corp. were issued to the approximately 270 shareholders of Kensington. The exemption relied upon for the issuance of these shares to the 270 Kensington shareholders is found in SEC Staff Legal Bulletin #4 dated September 16, 1997. The issuance of the approximately 80,000 shares to the Kensington shareholders was authorized prior to the merger, when American Gas Corporation was still owned 100% by Kensington, and the stock in American Gas had been held by Kensington for more thin five years SEC Bulletin #4 describes how a parent company can distribute shares of a subsidiary to the parent company's shareholders prior to a "spin-off of the subsidiary. The Bulletin states that "spin-off' and stock distribution do not have to be registered if five conditions arc met and all five of those conditions were met. The five conditions are as follows;

     1. The parent shareholders do not provide consideration for the spin-off shares. (no consideration was provided).

     2. The subsidiary shares that are issued arc issued pro-rata to the parent shareholders. ( the shares were issued pro-rata).

     3. That the parent corporation provide adequate information about the spin-off and the subsidiary to its shareholders and the trading markets. (Kensington is fully reporting on EDGAR and both Kensington and PowerSource sent letters to the Kensington shareholders and most of them were contacted by phone, according to the management of PowerSource).



     4. That the parent have a valid business purpose for the spin-off (American Gas produced and sold gas in Kentucky and when it became PowerSource, it was licensed as a state and federal Electric Service Provider).

     5. If the parent spin-off "restricted securities" they must have been held for at least two years. (Kensington had held the securities for five years without any resale or transfer in those five years).

     The SEC Bulletin #4 covers the shares issued on February 12, 1998 and approximately 40,000 shares issued on May 12, 1998, which should have been issued on February 12, 1998.

     The stock Kensington and its subsidiaries were issued was exempt under Rule 144 and 145 because it was merely the re-issuance of a "new named" stock that it bad owned for five years.

     The other stock that was issued on May 12, 1998 was pursuant to SEC Rule 4(2) and 145 since it was all to the founders of PowerSource, and there were no commissions paid and there was no advertising or solicitation. In addition, that stock was pursuant to the IRC 368 merger and exempt under Rule 145.

     Accordingly, it is my opinion that the PowerSource issuance of stock on February 12, 1998 and May 12, 1998 were exempt from registration pursuant to the Rules and Regulations cited herein.

Yours truly,

/ss/ Mark Haggerty
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    Mark Haggerty
    Attorney at Law
    Lic. # 003938X